2021

Short Term Incentive Plan

2021 SHORT TERM INCENTIVE PLAN

The following are the terms of the SunOpta Inc. (the "Company") 2021 Short Term Incentive Plan (the "STIP" or "Plan") for certain employees of the Company and its subsidiaries and affiliates. References to the "Company" shall be deemed to refer instead to a subsidiary or affiliate as the context requires for a particular employee, employed by such subsidiary or affiliate.

1. Purpose.

The purpose of the STIP is to establish goal alignment across the Company and recognize individual impact on organizational performance. The STIP is designed to focus employees on desired behaviors and link the short-term incentive with demonstrated results.

2. Eligibility.

Participation of the Company's employees in the STIP will be determined by the Company in its sole discretion, and employment by the Company does not automatically entitle an employee to participate. Eligibility for the STIP is limited to regular full-time employees of the Company and its subsidiaries and affiliates who are part of the office job grade structure as determined by the Company (collectively, the "Employees" or "Participants"). Newly hired Employees who meet the criteria for participation are eligible to earn a pro-rated bonus based on their date of hire through the end of the applicable fiscal year, except that employees hired after October 31st of fiscal year 2021 will not be eligible to participate in the STIP until the following fiscal year.

For 2021, the STIP program will consist of one company plan. Participants in the plan will be assigned into one of two groups.  Participants with a job grade of 17-25 will be assigned to an equity group that will be granted Performance Share Units (PSUs) in March 2021, with a 1-year vesting period.  The percentage of shares that vest will be determined by 2021 Adjusted EBITDA, noted in the payout tables below.  Participants in job grades 11-16 will be assigned to a cash group.  The cash group will receive their STIP payout (if earned) via a cash payment made through payroll, in March or April 2021. Participants must be employed at the time of the bonus payout or share vesting to receive it, except as provided in Section 11 or as otherwise required by law.

3. Target Bonus.

The Company will assign to each Participant a target bonus expressed as a percentage of the Participant's earnings during the fiscal year as calculated by the Company. For this purpose, earnings refer to the base salary for exempt Employees. For non-exempt Employees earnings are regular, PTO, overtime, or double time earnings paid during the year. In the event an Employee experiences a change in position or target percentage during the year, a manual prorated calculation will be administered. The target bonus percentage varies by level of responsibility within the Company. The Human Resources Department maintains the list of Participants and their target bonus percentages. Target bonus percentages for executive officers and other Participants who are members of the "Senior Leadership Team" as identified by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") will be established by the Compensation Committee. For cash Participants, the target bonus for each Participant (the "Target Bonus") is determined by multiplying the Employee's earnings during the fiscal year by the target bonus percentage.  For equity Participants, the Target Bonus for each Participant is determined by multiplying the Employee's base salary as of the beginning of the fiscal year by the target bonus percentage.  For Equity Participants who receive a STIP target change during the year, due to promotion or other reasoning, their Performance Shares will be pro-rated to account for the change in target.  Similarly, Cash Participants who receive a STIP target change during the year, due to promotion or other reasoning, will have their STIP payout pro-rated based on the time worked while at each STIP target.  Participants in the equity plan who begin employment after January 1, 2021 will have their PSU grant pro-rated based on how many days they are expected to work in the 2021 fiscal year based on their start date.

An employees' target bonus payment is comprised of 2 main components. The first component, or corporate component, is dependent on Company Adjusted EBITDA and is 50% of the target bonus.  An Employee may earn up to 200% payout with regards to the corporate component. The second component, or individual component is dependent on the achievement of the Employee's defined performance objectives for the 2021 year and is 50% of the target bonus. Based on his/her/their individual performance, an Employee may receive anywhere between 0-100% of the individual component payout.  The individual component payout cannot exceed the corporate component payout.  Additionally, if the Employee is recognized as a top performer by the Senior Leadership Team, the Employee may receive a discretionary amount that can bring his/her/their total payout to a maximum of 200% of target.

4. Minimum Thresholds and Modifications.

(a) Minimum Thresholds.  For fiscal 2021, notwithstanding any provision in the Plan, no bonuses (annual or quarterly) will be paid for the respective plan if:

(1) For the plan, Gross Adjusted EBITDA for the 2021 fiscal year is less than $70.65M USD

(b) Modification of Bonus Amounts.

(1) Modifications due to Bonus Pool.  The STIP is funded through the creation of a bonus pool established by the Compensation Committee based on the Company's performance, and the Company may reduce any bonus payouts under the Plan proportionally in the event the total bonus calculations under the Plan of the Company exceed the bonus pool.  Furthermore, if the total bonus calculations under the Plan are less than the bonus pool, the surplus shall, in the judgment of the Board of Directors, be retained by the Company in full or in part or allocated in a manner determined by the Board of Directors, which may include disproportionate allocations to some Participants in the discretion of the Board of Directors.  In the event of a surplus, the Compensation Committee, with respect to Participants who are members of the Senior Leadership Team, and the Plan Administrator, with respect to other Participants, shall make recommendations to the Board of Directors with respect to bonus payments from the surplus, and the Board of Directors shall make all determinations with respect to any payments from the surplus.

5. Performance Targets; Payout.

For Participants, payouts under the STIP will be based on the level of achievement of Company Adjusted EBITDA determined in accordance with Section 5(a). The annual bonus amount paid under the STIP to a Participant shall be equal to the Participant's Target Bonus multiplied by the Company Adjusted EBITDA Payout Factor, all as calculated in accordance with (including definitions set forth in) this Section 5 and subject to any adjustment pursuant to the terms of the Plan.

(a) Company Adjusted EBITDA. The "Company Adjusted EBITDA Payout Factor" shall be determined under the table below based on Company Adjusted EBITDA for the fiscal year as a percentage of Company Adjusted EBITDA as set forth in the base budget approved by the Board of Directors for the fiscal year:

Company Adjusted EBITDA:

Company Adjusted EBITDA ($)	CPG Adjusted EBITDA Payout Factor
less than 70.65M	0%
70.65M	50%
80.65M	100%
103.65M	200%

If Company Adjusted EBITDA is between any two adjacent data points set forth in the first column of the above table, the Company Adjusted EBITDA Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between Company Adjusted EBITDA and the next lower data point in the first column shall be divided by the difference between the next higher data point and the next lower data point in the first column, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the Company Adjusted EBITDA Payout Factor.

"Company Adjusted EBITDA" for a fiscal year shall be operating income plus depreciation, amortization and stock-based compensation, as calculated by the Company based on the Company's audited financials and consistent with the Company's calculation of Adjusted EBITDA as a non-GAAP financial measure reported to its shareholders, subject to adjustment in accordance with this Section 5(a). Adjustments to Adjusted EBITDA may be made by the Board of Directors in the event of the occurrence of unusual, extraordinary, non-recurring or other circumstances that, in the judgment of the Board of Directors, would cause the application of the existing performance goals or measures to fail to fairly reflect the performance of the Company. These circumstances may include acquisitions, divestitures, joint ventures, regulatory developments, tax law changes, accounting changes, restructuring or other special charges, and other occurrences.

"Adjusted EBITDA" equals operating income (excluding management fees for all purposes of the calculation) plus depreciation, amortization and stock-based compensation, as calculated by the Company based on audited financials and consistent with the Company's calculation of EBITDA as a non-GAAP financial measure reported to its shareholders, subject to adjustment in accordance with this Section 5(a).  Adjustments to the Adjusted EBITDA may be made by the Board of Directors in the event of the occurrence of unusual, extraordinary, non-recurring or other circumstances that, in the judgment of the Board of Directors, would cause the application of the existing performance goals or measures to fail to fairly reflect the performance of the business unit. These circumstances may include acquisitions, divestitures, joint ventures, regulatory developments, tax law changes, accounting changes, restructuring or other special charges, and other occurrences.

In addition to the corporate component adjusted EBITDA metric, STIP payout is dependent upon an individual component.  A Participant can receive 0-100% of this component based on the achievement of the Participant's established goals for the year, as well as his/her/their overall individual performance. The individual component payout cannot exceed the corporate component payout.  Together, the components cannot exceed a payout of more than 150% of a Participant's target payout.

A Participant can receive an additional, discretionary amount, if the Participant is determined to be a top performer by the Senior Leadership Team. If the Participant receives the discretionary portion, the total payout of the Participant's bonus cannot exceed 200% of the Participant's target.  For equity Participants, the maximum payout would be 100% vesting of the PSUs and a 100% of target cash payout.

6. Determination of Achievement of Performance Targets.

Following completion of the Company's audited financial statements, the Compensation Committee will review the level of achievement of Company Adjusted EBITDA and the Company Adjusted EBITDA Payout Factor. The Board of Directors shall make the final determination of all bonus payments.

7. Payment Date.

The payment of annual bonuses under the STIP will be made in cash (net of withholding) on a date selected by the Company after the Company's financial statement audits are completed (each a "Payment Date") to Participants who remain employed by the Company on the Payment Date, except as provided in Section 11(a) or as otherwise required by law.  Employees must be employed at the time of the bonus payout in order to receive the payout.  The vesting of the Performance Shares for Participants on the equity plan will occur 1 year after the grant date of the award, except for grants completed in October 2021, for employees who started at SunOpta after the initial grant date.  Those shares will also vest, pending performance, on March 31, 2022. SunOpta may withhold or sell Performance Shares at vesting to cover any taxes due, and Employees will be able to sell or hold the net shares at their discretion.

8. Administration and Interpretations of the STIP.

The STIP shall be administered by the Company's Chief Executive Officer (the "Plan Administrator") except to the extent that the STIP provides that certain actions shall be taken by the Compensation Committee.  The Compensation Committee shall have full authority to interpret the STIP. The STIP may be amended in whole or in part from time to time, or terminated in its entirety at any time, by the Compensation Committee.

9. New Hires; Promotions; Leaves of Absence.

An individual who is hired into a position that participates in the STIP may be eligible for a bonus award provided that (a) he/she/they have been employed full-time since October 31 of that fiscal year as provided in Section 2 and (b) any annual bonus will reflect earnings during the portion of the fiscal year the Participant was employed.  Unless otherwise adjusted by the Plan Administrator or, in the case of the Company's executive officers and other members of the Senior Leadership Team, by the Compensation Committee, mid-year promotions that change a Participant's Target Bonus will be weighted based on the number of days at each Target Bonus level.  Except as required by law, if a Participant is on an approved leave of absence, no annual bonus will be paid to the Participant unless and until the Participant returns to work and any annual bonus will be reduced to reflect a prorated amount by multiplying the annual bonus that would otherwise be paid by a ratio with the numerator equal to the number of dates in the fiscal year the Participant was employed and not on leave and the denominator equal to 365.

10. Transfers.

Unless otherwise adjusted by the Plan Administrator or, in the case of the Company's executive officers and other members of the Senior Leadership Team, by the Compensation Committee, a Participant who transfers his/her/their employment within the Company from a position that is not eligible to participate in the STIP to a position that is eligible to participate in the STIP (or vice versa) shall have his/her/their bonus calculated under the STIP based on the time spent in the STIP eligible position, and the Participant's bonus will be based on the STIP full year performance, prorated based upon the period the Participant was employed in the STIP eligible position.

11. Termination of Employment.

(a) Death or Disability.  For a Participant whose employment is terminated due to death or Total Disability, the Participant shall be paid his/her/their bonus based on the Participant's earnings during the portion of the year the Participant was employed.  In the event of death, the payment will be made to the Participant's designated beneficiary or estate. Such bonus payment shall be made on the Payment Date for the Plan year in which the death or disability occurs. The term "Total Disability" means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Participant to be unable, in the opinion of the Company, to perform his/her/their duties as an employee or officer of the Company.  Total Disability shall be deemed to have occurred on the first day after the Company has made a determination of Total Disability. For equity Participants, the Participant shall not be entitled to receive any shares with respect to any PSUs as to which the applicable EBITDA hurdle vesting requirements have not been satisfied as of the employment termination date.  Once the STIP components have been confirmed to have met the applicable performance metrics, share vesting will occur.

(b) Other Terminations. Except as expressly provided in Section 11(a) and as otherwise required by law, termination of employment by a Participant or termination of a Participant's employment by the Company for any reason or no reason shall result in no bonus payment for the fiscal year in which such termination occurs and, if such termination occurs before the Payment Date for the prior plan year, forfeiture of any bonus for such year.

12. Clawback.

Notwithstanding any provision in the Plan to the contrary, all compensation paid to a Participant pursuant to the Plan is subject to recovery under the Company's clawback policy or any law, government regulation or stock exchange listing requirement and will be subject to such deductions and clawback as may be made pursuant to such policy, law, government regulation, or stock exchange listing requirement, all as determined by the Compensation Committee. The Company's current clawback policy is subject to revision by the Compensation Committee at any time and from time to time.

13. General Provisions.

(a) Withholding of Taxes; 409A. The Company shall have the right to withhold the amount of taxes, which it determines is required to be withheld under law with respect to any amount payable under this STIP. For US employees, each bonus under the STIP is intended to be treated as a short-term deferral for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended, and the STIP shall be interpreted in a manner consistent with such intent.  For employees with vesting Performance Shares, the Company shall withhold shares from each Participant to cover the income tax due at the time of the share vesting.

(b) No Prior Right or Offer. Except and until expressly granted pursuant to the STIP, nothing in this STIP shall be deemed to give any Employee any contractual or other right to participate in the benefits of the STIP. No award to any such Participant in any Plan period shall be deemed to create a right to receive any award or to participate in the benefits of the STIP in any subsequent year.

14. Limitations.

(a) No Continued Employment. Neither the establishment of the STIP nor the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment with any Participant for any period of time, or change an Employee's "at will" status, or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any Employee with or without cause, at any time.

(b) Not Part of Other Benefits. The benefits provided in this STIP shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes and shall have no obligation to Participants except as expressly provided in this STIP.